Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2006 (May 9, 2006 as to Note 23, August 28, 2006 as to the effects of the stock split described in Note 25 and October 27, 2006 as to the effects of the restatement of the Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2005 and the effects of the reclassifications, both as described in Note 2) relating to the consolidated financial statements and financial statement schedules of ACA Capital Holdings, Inc. appearing in Amendment No. 5 to Registration Statement No. 333-133949 on Form S-1.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

New York, New York

January 26, 2007